EXHIBIT 99.1
                                                                   ------------

December 12, 2006


Mr. Robert Panasuk
Co-Chief Operating Officer
The Penn Traffic Company
P.O. Box 4737 Syracuse, NY 13221

Dear Bob:

On behalf of The Penn Traffic Company Board of Directors, it is my pleasure to offer you the position of Chief Executive Officer and President reporting directly to the Board. Your employment in this capacity will begin immediately. While this letter is not a contractual agreement, it does contain the major elements of our offer to you.

     1. SALARY: Your starting salary will be $500,000 per year with a performance and salary review within the first six months of employment in this role.

     2. SIGN-ON BONUS: That bonus which was defined in your offer letter of October 2, 2006 shall remain in force with payments on or about January 4, 2007 and April 4, 2007.

     3. MANAGEMENT PERFORMANCE INCENTIVE PROGRAM (BONUS): 75% of your base salary at 100% of Plan and increasing to twice (150%) that amount for exceeding Plan.

     4. RELOCATION PLAN: That plan offered to you as part of our offer of employment on October 2, 2006 shall remain in force.

     5. BENEFITS: Thos benefits for which you are currently eligible shall remain in place.
           These include:
                Medical, Dental, Vision and Prescription Drug
                Coverage Term Life Insurance (company paid)
                Supplemental Life Insurance
                Short-Term Disability
                Long Term Disability

     6.    VACATION: Four weeks paid vacation each year.



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Robert Panasuk
December 12, 2006

     7. 401(K)PLAN: Effective after 6 months of employment. Subject to the limits required by law and the Plan; (a) may defer from 1-25% of salary, taxed deferred; (b) Company to match 50% of the first 3% of employee deferral after 1 year of employment. In addition, Company to contribute 3% of your earned total compensation after 1 year of service and 1000 hours and must be on payroll on the last day of the year.

     8. PENN TRAFFIC HOLIDAYS: As per Company Plan, currently six (6) per year.

     9.    5% EMPLOYEE DISCOUNT

     10.   SEVERANCE PLAN: 52 weeks of Severance

     11.   CHANGE IN CONTROL: See attached document.

     12. EQUITY: You will participate in the Company plan and receive stock commensurate with your position at the time the plan is executed for the management team. Additionally, you will receive 100,000 Shares of Phantom Stock based on the Stock Price on the day you formally accept the Board of Directors offer of this position (e.g. if the 100,000 Shares are trading at $15.00 on the effective date and increase to $20.00 per share on May 1, 2009, the Company would pay you $500,000 ($5.00 per share x 100,000 shares).

     13. BOARD OF DIRECTORS: a seat on the Board of Directors is included in this offer.

It is important to reiterate that this letter is an offer of employment and in no way should be construed to be an employment contract for a definite term. Employment at The Penn Traffic Company is at will, subject to termination by the Company or you at any time.

Bob, we look forward to working with you in your new capacity. If you have any questions regarding this offer or the position, please contact me directly.



Sincerely,
/s/ John Burke
John Burke
Chairman, Compensation Committee
Member, Board of Directors
The Penn Traffic Company

Enclosure: Change in Control Agreement
Cc: Robert Kelly, Chairman, Board of Directors


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Robert Panasuk
December 12, 2006


As agreement with the terms of this letter, please sign one copy of this letter and retain a second copy for your files. Please return the original to my attention________________________, 2006,

I, Robert Panasuk, accept this offer of employment on this 12th date of December 2006.



/s/ Robert Panasuk
--------------------------------
(Signature)